Exhibit 99.B(j)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

ING GET Fund

We consent to the use of our report dated February 23, 2007, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 27, 2007